Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of February 9, 2014, by and between Kite Realty Group Trust, a Maryland real estate investment trust (the “Company”) and John A. Kite (the “Executive”).

WHEREAS, the Executive and the Company have entered into an Employment Agreement, dated as of August 16, 2004 (the “Employment Agreement”), which may, pursuant to Section 7.6 of the Employment Agreement, be amended by a written instrument signed by the parties thereto;

WHEREAS, the Company is expected to enter into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company; KRG Magellan, LLC, a wholly-owned subsidiary of the Company (“Merger Sub”); and Inland Diversified Real Estate Trust, Inc. (“Inland”), pursuant to which, among other things, Inland will merge with and into Merger Sub, with Merger Sub as the surviving entity (such merger and all related transactions contemplated by and set forth in the Merger Agreement, the “Merger”);

WHEREAS, pursuant to the Employment Agreement, the Merger (1) will constitute a Change in Control (as defined in the Employment Agreement) and (2) will constitute an event that, unless otherwise consented to by the Executive, would permit the Executive to terminate his employment with the Company for Good Reason (as defined in the Employment Agreement) at any time during the one-year period following consummation of the Merger;

WHEREAS, pursuant to Section 5.2 of the Employment Agreement, if the Executive terminates his employment with the Company for Good Reason (as defined in the Employment Agreement), the Executive is entitled to receive: (1) payment of his earned but unpaid salary and bonus, accrued but unused vacation, and other similar earned or accrued but unpaid benefits, (2) payment for a pro-rated bonus for the fiscal year of the Executive’s termination of employment, (3) a Severance Payment (as defined in the Employment Agreement), (4) continuation of medical, prescription, and dental benefits for the Executive and his family for one year after the Executive’s termination of employment, and (5) full and immediate acceleration of the vesting and exercisability of all of the Executive’s outstanding equity-based awards (together, the “Severance Benefits”);

WHEREAS, in consideration of the Executive’s continued employment with the Company, the Company and the Executive desire to amend the Employment Agreement to clarify: (1) that the Merger shall not constitute a Change in Control for purposes of the Employment Agreement; (2) that the Executive hereby consents, as contemplated by the Employment Agreement, to the exclusion of the Merger from the list of events that constitute grounds for a termination of employment by the Executive for Good Reason; and (3) as a result of such consent and this Agreement, the Executive shall have no right or entitlement to receive the Severance Benefits if he terminates his employment with the Company for Good Reason (as defined in the Employment Agreement), solely on account of the consummation of the Merger, during the one-year period following the consummation of the Merger; and

WHEREAS, the Company and Executive desire this Agreement to be contingent upon, and effective as of, the consummation of the Merger in accordance with the Merger Agreement (the “Effective Date”), provided such Merger Agreement is executed prior to March 31, 2014.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.              Section 5.1(b)(iv) of the Employment Agreement is hereby amended by the addition of the following clause to the end of the section, where the date referenced below shall be adjusted to the actual date of execution if different:

provided, further, that notwithstanding the foregoing, Change in Control shall specifically exclude (F) the consummation of the transactions contemplated by and set forth in that certain Agreement and Plan of Merger, dated February 10, 2014, by and among the Company; KRG Magellan, LLC, a wholly-owned subsidiary of the Company; and Inland Diversified Real Estate Trust, Inc.;

2.              Except as set forth in this Agreement, the Employment Agreement shall remain unchanged and shall continue in full force and effect.

3.              This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement this 9th day of February, 2014, to be effective on the Effective Date.

KITE REALTY GROUP TRUST

By:	/s/ Daniel R. Sink
Name:	Daniel R. Sink
Title:	Executive Vice President and Chief Financial Officer

EXECUTIVE

/s/ John A. Kite
John A. Kite